Exhibit 99.1

FOR IMMEDIATE RELEASE
January 12, 2016

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
973-443-2742	973-822-7088
William.price@zoetis.com	john.oconnor@zoetis.com

Elinore White	Steve Frank
973-443-2835	973-822-7141
Elinore.y.white@zoetis.com	steve.frank@zoetis.com

Zoetis Comments on European Commission Decision
Regarding Belgium Tax Rulings;
Provides Preliminary Update of Financial Guidance for 2016 and 2017

FLORHAM PARK, N.J. - January 12, 2016 - Zoetis Inc. (NYSE:ZTS) provided the following statement concerning the European Commission’s decision regarding existing tax rulings in Belgium, and gave its implications for the company’s financial guidance for 2016 and 2017:

Zoetis is disappointed with the European Commission’s announcement regarding Belgium’s tax rulings and its implications for Zoetis. The company complies with all tax laws and has relied on these long-standing agreements in Belgium for its financial plans and business operations, including supply chain, manufacturing, R&D and international sales organizations in Belgium. Zoetis disagrees with the decision and plans to appeal.

Preliminary Update on Financial Impact to Guidance for 2016 and 2017
As a result of the decision by the European Commission, Zoetis is providing a preliminary view of its impact on Zoetis, if it is upheld on appeal.

Zoetis does not expect the European Commission's decision to have an impact on the company’s 2015 results. However, as a result of the ruling, the company expects to record a one-time, net tax charge in the first quarter of 2016, which is expected to be approximately $35 million to $45 million, based on preliminary estimates. This estimate does not include any benefits associated with a successful appeal of the decision, nor does it reflect guidance we expect to receive from the Belgian government on the methodology or timing of the recovery of prior tax benefits. This net tax charge relates to the periods 2013 through 2015, which includes the revaluation of the company's deferred tax assets and liabilities using the rates expected to be in place at the time of the reversal.

In addition, the company’s effective tax rate on adjusted income would now be expected to increase from its prior guidance of 28% in 2016 to approximately 33% in 2016. As a result of this change, the company is updating certain elements of its 2016 and 2017 guidance solely to reflect the Commission’s decision:

◦	Increases Effective Tax Rate on Adjusted Income from 28% to approximately 33% for 2016

◦	Reduces Adjusted Diluted EPS by $0.13 for 2016

◦	Reduces GAAP Reported Diluted EPS by a range of $0.20 - $0.22 for 2016, reflecting the expected net tax charge

Zoetis has been aware of the European Commission’s review of such arrangements in Belgium since the Commission’s investigation began in early 2015. While the company did not expect such a negative decision, it has been assessing options to mitigate the potential impact on Zoetis. The company expects its guidance for 2017 to reflect the benefit of certain actions that could mitigate this impact on future results:

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For 2017, the company expects an effective tax rate on adjusted income of approximately 30% and a reduction in its GAAP reported and adjusted EPS guidance range of approximately $0.06 per share to reflect the Commission’s decision.

Zoetis will provide a full update of its 2016 and 2017 guidance when it reports fourth quarter and full year 2015 results on February 16, 2016.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in 120 countries. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate, and other future events. In particular, this press release contains forward looking statements that reflect the current views of Zoetis with respect to our tax rate and tax regimes, changes in the tax regimes in other jurisdictions and challenges to our efforts to mitigate the impact of tax decisions such as the recent one by the European Commission. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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